                                                                    EXHIBIT 10.7

     CONFIDENTIAL MATERIALS OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. THE LOCATIONS OF THE OMITTED MATERIALS ARE INDICATED BY THE FOLLOWING NOTATION: [***].

                             DISTRIBUTION AGREEMENT

THIS AGREEMENT (the "Agreement") is made as of July 5, 2007 between Sanken Electric Co., Ltd., a Japanese corporation with its principal offices at 3-6-3 Kitano, Niiza-shi, Saitama, Japan ("Sanken"); and Allegro MicroSystems, Inc., a Delaware corporation with its principal offices at 115 Northeast Cutoff, Worcester, Massachusetts 01615 ("Allegro").

WHEREAS, Sanken desires to sell its semiconductor products in the continents of North and South America and Allegro has the capability to market such products in the continents of North and South America; and

WHEREAS, Allegro and Sanken wish to stipulate the terms and conditions upon which Allegro will market Sanken semiconductor products in the continents of North and South America; and

WHEREAS, the parties wish to supersede all prior agreements or understandings concerning the distribution of Sanken semiconductor products by Allegro in the continents of North and South America, including without limitation that certain Purchase and Sale Agreement dated September 1, 1994.

NOW, THEREFORE, the parties hereby agree as follows:

1.   DEFINITIONS.

In this Agreement, the following terms shall have the meanings set forth below:

     1.1 "Commencement Date" means July 20, 2007.

     1.2 "Intellectual Property" means any patent, copyright, trademark or other industrial or intellectual property right of Sanken in respect of the Products.

     1.3 "Products" means all semiconductor products produced by Sanken during the term of this Agreement, except for any products excluded from the scope of this Agreement by written agreement of the parties.

     1.4 "Territory" means North and South America, including Puerto Rico.

2.   EXCLUSIVE DISTRIBUTORSHIP.

     2.1 Appointment and Acceptance. With the exception of those customers listed on Exhibit A or customers otherwise excluded pursuant to the written consent of the parties, Sanken hereby appoints Allegro as its exclusive distributor for the sale of Products in the Territory and Allegro accepts such appointment, subject to the terms and conditions of this Agreement. It is agreed that Allegro may sell Products to customers through sub-distributors in the Territory. Allegro shall not distribute Products to any customer listed on Exhibit A.

     2.2 Scope of Appointment. Allegro shall not knowingly sell Products to purchasers in the Territory who intend to sell the Products outside of the Territory.

     2.3 Designed In Products Compensation. Allegro may work with customers in the Territory to design into the products of such customers Products that will be shipped by Sanken to customer locations outside the Territory for assembly into such customers' products (such activities by Allegro being referred to herein as "design in efforts and support"). Allegro will exert reasonable efforts to secure such work within the Territory. As compensation for Allegro's design in efforts and support, Allegro shall receive from Sanken a commission as specified on Exhibit B, Section B, to this Agreement.

     2.4 Relationship. The relationship between Sanken and Allegro pursuant to this Agreement is (a) in the case of all provisions other than Section 2.3 and Exhibit B, Section B that of Sanken as seller and Allegro as purchaser, and not Sanken as principal and Allegro as agent, and (b) in the case of Section 2.3 and Exhibit B, Section B with respect to design in efforts and support, the relationship shall be that of Sanken as principal and Allegro as representative. Neither Sanken (as seller or principal, as applicable) nor Allegro (as purchaser or representative, as applicable) shall have the right or authority to incur or create any warranty, liability or obligation of any kind on behalf of the other party.

3.   ALLEGRO'S OBLIGATIONS.

Allegro shall, during the term of this Agreement:

     3.1 Exert commercially reasonable efforts to promote the sale of Products in the Territory through a qualified sales organization.

     3.2 Maintain an effective system for shipping inventory of Products on a first in-first out basis, and maintain all inventories of Products in accordance with any applicable Sanken warehouse requirements.

     3.3 In respect of each calendar month during the term of this Agreement, submit a monthly point of sale report to Sanken, in such format and within such time period as reasonably required by Sanken, concerning Products sold by Allegro during each such month.

     3.4 Keep Sanken informed of developments in the market for Products in the Territory, including changes in applicable regulatory requirements in the Territory, and submit such other information relating to the sale and service of Products by Allegro as Sanken may reasonably require from time to time.

     3.5 If Allegro elects to advertise the Products in the Territory, Sanken shall be given the opportunity to review and approve advertising materials reasonably in advance.

     3.6 Not knowingly sell any Product for use in any life-support device or system if a failure of such Product can reasonably be expected to cause a failure of that life-support device or system or to affect the safety or effectiveness of that device or system.

     3.7 Promptly notify Sanken of any material issue concerning Products that could result in a monetary claim against Allegro or Sanken or any material issue that could negatively impact future sales of Products to any customer in the Territory.

     3.8 Maintain complete and accurate records of all sales and service by Allegro of Products in the Territory.

     3.9 Comply with all laws and regulations relating to the import of Products into the Territory applicable to Allegro in its capacity as the purchaser and importer of such Products, including, without limitation, licensing and documentation requirements in the Territory and such other jurisdictions with jurisdiction over Allegro and such purchase and import activities.

     3.10 If requested by Sanken, and at Sanken's expense, either at the premises of Sanken or at Allegro's premises, make its employees available for instruction by Sanken in the use, sale, maintenance and application of the Products.

4.   SANKEN'S OBLIGATIONS.

Sanken shall, during the term of this Agreement:

     4.1 Provide adequate training for Allegro employees and reasonable field sales support.

     4.2 Provide such information and support as may reasonably be requested by Allegro with respect to the Products, including then existing marketing materials, brochures and other information regarding the Products.

     4.3 As mutually agreed with Allegro, participate with Allegro in fairs and exhibitions in the Territory.

     4.4 Comply with all laws and regulations relating to the export of Products from the place of their manufacture or assembly into the Territory applicable to Sanken in its capacity as the seller and exporter of such Products, including, without limitation, licensing and documentation requirements in such jurisdictions with jurisdiction over Sanken and such sale and export activities.

Notwithstanding the foregoing, Sanken reserves the right to withdraw its support for previously sold Products if Sanken determines that any customer's use of the Products is not suitable for such customer's application.

5.   PAYMENT TERMS, ORDERS AND DELIVERY.

     5.1 Prices and Payment Terms. The prices of the Products and the terms of payment shall be as set forth on Exhibit B to this Agreement.

     5.2 Governing Terms. The terms of this Agreement shall be controlling in the event of any conflict or inconsistency between this Agreement and the terms of any purchase order, quotation, acknowledgment or other form or correspondence between the parties concerning the subject matter of this Agreement.

     5.3 Orders. Allegro shall place orders for Products according to procedures indicated by Sanken from time to time. Sanken reserves the right to reject any order at its sole discretion provided that Sanken shall make commercially reasonable efforts to accept Allegro's orders.

     5.4 Cancellation and Rescheduling. Sanken will accept cancellations or rescheduling of orders for Products at no cost to Allegro, if Allegro provides written notice to Sanken at least [***] days prior to the original scheduled delivery date. For the purposes of this Section 5.4, the original scheduled delivery date means the delivery date specified in Sanken's original order acknowledgement, and does not mean any rescheduled delivery date. Allegro shall send such notice to the attention of a person at the applicable Sanken business unit who is designated by Sanken from time to time.

     5.5 Shipment. Sanken shall designate the freight carrier for shipments. In the event of expedited delivery requests accepted by Sanken, the parties shall negotiate reasonable charges above the customary shipment costs.

     5.6 Delivery Dates. Delivery dates requested by Allegro, even though accepted by Sanken, shall be understood by Allegro only as best estimates. Sanken shall attempt to meet all delivery dates requested by Allegro but shall not be liable for damages arising from any delay in delivery.

     5.7 Title. Title to the Products and risk of loss shall pass to Allegro upon delivery of Products by Sanken to the freight carrier.

     5.8 Order Termination. Sanken reserves the right to terminate the balance of any accepted customer order if Sanken learns that the customer's use of the Products is not suitable for such customer's application, or if the customer intends to use the Products for any use described in Section 3.6 of this Agreement.

6.   WARRANTY.

     6.1 Product Warranty. Sanken warrants to Allegro that Products delivered pursuant to this Agreement will, at the time of delivery to the freight carrier and for a period of [***] thereafter, be free from defects in materials or workmanship and meet any applicable specifications set forth in any purchase order accepted by Sanken.

     6.2 Remedy for Breach. In the event of any breach of Sanken's warranty set forth in Section 6.1, Sanken shall either repair or replace the defective Products or, at the election of either Sanken or Allegro, Sanken shall refund the amount paid for such Products, provided that (a) Allegro promptly notifies Sanken of the defects in such Products and in any event within [***] after delivery thereof; (b) such defects are not caused by wear and tear, neglect, abnormal conditions or misuse; and (c) such defective Products have not been repaired or altered by a party other than Sanken.

     6.3 Warranty Limitation. The warranty set forth in Section 6.1 is the exclusive warranty with respect to Products sold by Sanken to Allegro under this Agreement. ALL OTHER WARRANTIES, WHETHER STATUTORY, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ARE HEREBY EXCLUDED.

7.   INTELLECTUAL PROPERTY.

     7.1 License Grant. During the term of this Agreement, Sanken hereby grants to Allegro a license and privilege to use the trademarks included within the Intellectual Property in the Territory for the specific purposes of this Agreement. Sanken warrants that it owns the rights to the Intellectual Property in the Territory, or has a valid license to such rights. Sanken shall retain ownership of its Intellectual Property; and Allegro shall not by operation of this Agreement acquire or retain any ownership interest therein other than such interests that Allegro has been granted or has otherwise retained under other agreements to which Sanken and Allegro are parties and which are in force and effect during the term of this Agreement.

     7.2 Protection of Intellectual Property. Allegro will not modify Products, alter or remove trademarks from Products, or use any trademarks or trade names in the Territory that are likely to cause confusion with the trademarks or trade names of Sanken. Following the receipt of notice or other knowledge of any actual, threatened or suspected infringement in the Territory of any Intellectual Property or any claim of a third party that the sale of Products in the Territory infringes such party's intellectual property rights, Allegro will promptly notify Sanken thereof. Allegro will assist Sanken, at Sanken's expense, in maintaining Sanken's ownership rights to the Intellectual Property in the Territory, including any action against infringement of the Intellectual Property in the Territory, or negotiation of any permit or license.

     7.3 Infringement Indemnification. Sanken shall defend and hold Allegro and its customers harmless from and against any and all claims, damages, suits, causes of action, liabilities or expenses (including, without limitation, reasonable attorneys' fees) arising from any allegation or claim that the sale of the Products in the Territory infringes the intellectual property rights of any third party. Allegro shall cooperate with Sanken in connection with such defense efforts by Sanken.

8.   TERM AND TERMINATION.

     8.1 Term. This Agreement shall take effect on the Commencement Date and shall remain in effect until March 31, 2010. This Agreement may be terminated as of March 31, 2010 by either party upon twelve (12) months prior written notice to the other party. If neither party gives such notice of termination, this Agreement shall be renewed until March 31, 2013. Thereafter, this Agreement shall automatically renew for successive three year periods until either party gives notice of termination at least twelve (12) months prior to the expiration of any renewal term.

     8.2 Termination. Either party hereto may immediately terminate this Agreement as follows: (a) if proceedings in bankruptcy or insolvency are instituted by or against the other party, a receiver or trustee is appointed, or such party makes an assignment for the benefit of its creditors or enters into any voluntary arrangement with creditors, or a substantial part of the assets of such party is the subject of attachment; or (b) upon default by the other party in the performance of its obligations under this Agreement, whereby such default is not cured within sixty (60) days after the receipt by the defaulting party of written notice of the default.

     8.3 Effect of Termination. Upon the termination or expiration of this Agreement for any reason:

     8.3.1 Allegro will promptly return to Sanken, or otherwise dispose of as Sanken may instruct, all Confidential Information (as defined in Section 9.1), technical instruction manuals, sales promotion materials, specifications, or other documents relating to any of the Products.

     8.3.2 Allegro will immediately cease to advertise the Products in the Territory; provided that Allegro may complete the sale of any Products subject to any orders that had been accepted by Sanken prior to such termination.

     8.3.3 Sanken shall satisfy all orders for Products placed by Allegro and accepted by Sanken prior to the date of termination; provided that any rights that Sanken would otherwise have with respect to such orders in accordance with the provisions of this Agreement shall remain in full force and effect.

     8.3.4 Allegro may return to Sanken any undamaged Products in Allegro's inventory, free and clear of liens and encumbrances, to the extent that Sanken deems the Products saleable, at Sanken's discretion, and further, provided that the Products are less than two years old as indicated on the date code marked on the Product or its package. Allegro shall comply with Sanken's reasonable return authorization procedures within sixty (60) days following the date of termination or expiration. Sanken will pay Allegro an amount equal to the original purchase price paid by Allegro for Products accepted for return by Sanken. The cost of returning the Products shall be borne by Allegro.

     8.3.5 Except for commissions due under Section 2.3 for actions taken prior to termination, Allegro shall not be entitled to a commission or other compensation following termination.

9.   CONFIDENTIALITY.

     9.1 Confidential Information. Except as provided in Section 9.2, neither party shall disclose to any third party, nor use for any purpose other than the purchase or sale of Products under this Agreement, any Confidential Information of the other party without the other party's prior written consent. As used in this Agreement, "Confidential Information" shall include but not be limited to all information regarding current or future Products, designs, marketing plans, processes, inventions, formulae, pricing and cost information, specifications, drawings, samples or other confidential or proprietary information or data furnished by one party to the other. "Confidential Information" shall not include any information that is publicly known through no fault of the receiving party, was previously known to or developed by the receiving party or an employee of the receiving party who has not had access to any Confidential Information of the disclosing party, or was received from a third party without breach of any confidentiality obligation imposed on that third party.

     9.2 Permitted Disclosures. A party may disclose Confidential Information
(i) to the extent required by law or by court order or other governmental action, but only to the extent so ordered; or (ii) to the extent necessary to implement this Agreement, to the party's employees, agents or subcontractors as reasonably necessary or appropriate, provided that before disclosure such recipients are informed of the confidentiality requirements of this Agreement. The disclosing party shall ensure compliance by its employees, agents or subcontractors with the confidentiality provisions of this Agreement.

     9.3 Governmental Filings. Each party shall determine in its sole discretion whether such party is required to file or otherwise submit this Agreement and/or any description hereof with or to any governmental authorities or securities exchanges, including, without limitation, the U.S. Securities and Exchange Commission, NASDAQ, the Japanese Securities and Exchange Surveillance Commission or the Tokyo Stock Exchange. If a party (as the Submitting Party) determines that it is required to file or otherwise submit this Agreement and/or any description hereof with or to any such governmental authority or securities exchange, as applicable, then such Submitting Party shall with respect to such proposed filing or submission: (i) provide a copy of such filing or submission to the other party (as the Non-Submitting Party) reasonably prior to its filing or submission, and (ii) to the extent that the Submitting Party intends to request confidential treatment for any portion or portions of this Agreement, the Submitting Party will (A) provide a reasonable amount of time for the Non-Submitting Party's review of such confidentiality request and any redactions comprising such intended request and (B) give good faith consideration to the Non-Submitting Party's comments and requests for any additional or different redactions.

10.  RECORDS; AUDIT.

     10.1 Records. Allegro shall maintain all books and records relating to its activities in connection with this Agreement for a minimum of three years from the date of generation thereof. Such obligation shall survive the termination of this Agreement.

     10.2 Audit Rights. Sanken may engage a reputable certified public accountant to examine and audit Allegro's books and records relating to its activities under this Agreement, provided that Allegro shall be given not less than fifteen (15) days advance notice and no more than one audit may be conducted during any calendar year. Any claims resulting from any such audit, in favor of either party, shall be limited to transactions occurring within three
(3) years immediately preceding the audit. Any such audit shall be at Sanken's expense unless such audit reveals an underpayment of the amounts due from Allegro to Sanken under this Agreement of five per cent (5%) or more, in which case Allegro shall reimburse Sanken for the expense of the certified public accountant.

11.  MISCELLANEOUS PROVISIONS.

     11.1 Entire Agreement. This Agreement, and the attached Exhibits, constitutes the entire understanding between the parties with respect to the distribution or design in the Products by Allegro in North and South America, and supersedes all prior agreements, negotiations and discussions between the parties regarding such subject matter including without limitation that certain Purchase and Sale Agreement between the parties dated September 1, 1994. It is understood that Allegro may act as a distributor or sales representative of Sanken with respect to designated Sanken products other than Products pursuant to a separate agreement or understanding.

     11.2 Amendments. No amendment or modification of this Agreement shall be effective unless set forth in writing and signed by a duly authorized representative of each party.

     11.3 Assignment. Neither party shall assign any or all of its rights and obligations under this Agreement without the prior written consent of the other party.

     11.4 Waiver. Any failure by a party to exercise or enforce any right under this Agreement shall not be deemed a waiver of such party's right thereafter to enforce each and every term and condition of this Agreement.

     11.5 Force Majeure. The obligations of a party under this Agreement will be suspended during the period and to the extent that such party is prevented or hindered from complying therewith by any cause beyond its reasonable control including (insofar as such cause is beyond such party's control but without prejudice to the generality of the foregoing expression): strikes, lockouts, labor disputes, act of God, war, riot, civil commotion, malicious damage, compliance with any law or governmental order, rule, regulation or direction, accident, breakdown of plant or machinery, fire, flood or storm. In the event of either party being so hindered or prevented such party will give notice of suspension as soon as reasonably possible to the other party stating the date and extent of such suspension and the cause thereof and the omission to give such notice will forfeit the rights of such party to claim such suspension. Any party whose obligations have been suspended as aforesaid will not be deemed to be in default of its contractual obligations nor will any penalties or damages be payable. Any such party will resume the performance of such obligations as soon as reasonably possible after the removal of the cause and will so notify the other party. In the event that such cause continues for more than three months either party may terminate this Agreement on fourteen
(14) days written notice.

     11.6 Indemnification. Each party shall fully indemnify the other party against all actions, claims, demands, costs, charges, expenses or liabilities arising from or in connection with any breach of its obligations under this Agreement. NEITHER PARTY SHALL BE LIABLE TO THE OTHER (OR TO ANYONE ASSERTING A CLAIM ON A PARTY'S BEHALF) FOR CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES OF ANY NATURE, INCLUDING WITHOUT LIMITATION LOST PROFITS OR REVENUES. The obligation of Sanken to so indemnify Allegro under this Section 11.6 is in addition to any indemnity provided by Sanken to Allegro under Section 7.3. [***]

     11.7 Language. This Agreement was drafted and executed in the English language.

     11.8 Notices. Notices under this Agreement may be sent by e-mail or courier service. Notice shall be sent to the address set forth on the first page of this Agreement or to such other address and contact person as a party may designate, or to the email address of any such designated contact person.

     11.9 Severability. The invalidity or unenforceability of any portion of this Agreement shall not affect the validity or enforceability of the remainder of this Agreement.

     11.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Japan. The parties opt out of the United Nations Convention on Contracts for the International Sale of Goods, which shall have no application to Products or the performance of the parties under this Agreement.

     11.11 Dispute Resolution. The parties shall make best efforts to try to resolve any and all claims, controversies or difficulties between the parties ("Claims") by mutual discussions in good faith. Should the parties be unable to reach resolution themselves, Claims shall be finally settled by arbitration as follows: if Sanken initiates the arbitration proceedings, arbitration will be held in the State of Massachusetts in accordance with the Commercial Arbitration Rules of the American Arbitration Association; and if Allegro initiates the arbitration proceedings, arbitration will be held in Tokyo, Japan in accordance with the Commercial Arbitration Rules of the Japan Commercial Arbitration Association.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first written above.

SANKEN ELECTRIC CO., LTD.               ALLEGRO MICROSYSTEMS, INC.


By: /s/ Hirohito Sekine                 By: /s/ Daniel Demingware
    ---------------------------------       ------------------------------------
    Mr. Hirohito Sekine                     Mr. Daniel Demingware
    General Manager, Sales                  Vice President Sales
    Headquarters

                                                                       EXHIBIT A

                                   Exclusions

A. Products sales to the following customers in the Territory are excluded from the scope of this Agreement:

          [***]

          [***]

B. Products sales through trading companies to the following customers in the Territory are excluded from the scope of this Agreement:

          [***]

          [***]

          [***]

C. For clarification purposes, it is agreed that varistors are excluded from the scope of this Agreement.


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

                                                                       EXHIBIT B

                            Pricing and Payment Terms

A.   The following terms shall apply to purchases of Products by Allegro:

     1.   Prices.

     Unless otherwise agreed to by Allegro and Sanken in writing, the price of Products sold by Sanken to Allegro, for distribution within the Territory, shall be equal to [***]% of the selling price to Allegro's end customer (not the intermediary price(s) between Allegro and Allegro's representative or distributors) at the time Allegro places the order to Sanken. Prices shall be converted from local currency to U.S. Dollars pursuant to #3 below. For the avoidance of doubt, this Section A.1 does not apply to Products covered under Section 2.3 herein.

     2.   Payment in Dollars.

     All payments shall be made to Sanken in U.S. Dollars.

     3.   Exchange Rate.

     Sales prices shall be converted from local currency into Dollars on a monthly basis pursuant to procedures established by the parties from time to time.

     4.   Freight Terms.

     C.I.P. (carriage and insurance paid to port of entry in the Territory).

     5.   Payment Terms.

     Unless otherwise agreed to by Sanken, Allegro will pay all Sanken invoices by the end of the calendar month following the month in which the invoices are received by Allegro.

B. The following terms shall apply to commissions paid by Sanken to Allegro pursuant to Section 2.3:

     1.   Commission.

     Unless otherwise agreed between Sanken and Allegro in writing, Allegro shall be entitled to a commission of [***] percent ([***]%) of the "Net Sales" of designated Products. The term "Net Sales" shall mean the total revenues for applicable Products shipped


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

     during a month less returns and less the amount of any revenues previously included in net sales that Sanken determines during such month to be uncollectible.

     2.   Payment in Dollars.

     Payments shall be made to Allegro in U.S. Dollars.

     3.   Exchange Rate.

     Commissions shall be converted from local currency into U.S. Dollars on a monthly basis pursuant to procedures established by the parties from time to time.

     4.   Payment Terms.

     Payments shall be made to Allegro by the end of the month following the month for which Net Sales are calculated.


                                       13